Exhibit 99.1

BioLife Solutions Announces Fourth Quarter and Full Year 2014 Financial Results
Conference Call and Webcast at 4:30pm Eastern Time

BOTHELL, WA— March 12, 2015 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced financial results for the fourth quarter and full year 2014.

Q4 2014 Financial Highlights

●	Proprietary biopreservation media product revenue was $1.5 million. This represents 21% growth in proprietary product revenue over the same period in 2013.

●
Total revenue of $1.7 million, which included $0.2 million in revenue from contract manufacturing, was down $0.6 million from $2.3 million in the fourth quarter of 2013 due to a decline in contract manufacturing.

●
Gross margin was 60%, compared to 40% in the same period in 2013 driven by the shift in mix toward the Company’s more profitable proprietary products in 2014. Gross profit in the fourth quarter increased to $1.0 million, up from $0.9 million in the fourth quarter of 2013.

●
Net loss was $1.0 million, compared to a loss of $0.5 million in the fourth quarter of 2013. The increase in the loss is primarily the result of increased expenditures in sales and marketing and G&A related to the formation of the biologistex CCM, LLC joint venture.

Full Year 2014 Financial Highlights

●	The Company recorded proprietary product revenue of $4.9 million, compared to $3.9 million in 2013, an increase of 25%.

●
Total revenue was $6.2 million, including $1.3 million in revenue from contract manufacturing customers. This was a decrease from $8.9 million in 2013, which included $4.4 million in contract manufacturing revenue and $0.6 million in one-time licensing revenue.

●
Gross margin increased to 49%, compared to 42% in the same period in 2013, driven by the shift in mix toward the Company’s more profitable core products in 2014.  Gross margin as a percentage of revenue in 2013 included the impact of recognition of $0.6 million in license revenue during the quarter with no associated costs, which resulted in a significant improvement in gross margin as a percentage of revenue in 2013. Excluding that revenue, the gross margin in 2013 would have been 38%. Gross profit declined from $3.8 million in 2013 to $3.0 million in 2014.

●
Net loss was $3.3 million in 2014, compared to a loss of $1.1 million in 2013. The increase in net loss resulted primarily from lower contract manufacturing revenue and higher operating expense in 2014, partially offset by increased proprietary product revenue. Operating expenses increased to $6.2 million in 2014, compared to $4.0 million in 2013, primarily as a result of investments made in our infrastructure, resulting in higher personnel costs in all departments, $0.3 million in SAVSU participation fees, which represents the first four of twelve monthly payments to SAVSU related to the biologistex joint venture, higher spend on trade shows and sponsorships, and higher corporate costs, which includes legal costs related to formation of the joint venture, investor relations consulting, shareholder communications, director compensation and D&O insurance.

●	The Company ended 2014 with $10 million in cash and investments. We anticipate this capital is more than sufficient to meet our needs for 2015.

Mike Rice, BioLife’s President & CEO, said, “2014 was a transformational year for BioLife. With our equity raise completed, the elimination of all debt and our uplisting to NASDAQ, we have positioned BioLife to respond to anticipated product demand due to growth in the regenerative medicine market. We also set the stage to become a leading provider of controlled temperature shipping containers and related software applications for thermally sensitive biologic payloads, such as the clinical use cells and tissues currently being developed and commercialized by our regenerative medicine customers. Our biologistex joint venture represents a significant growth opportunity for BioLife.”

Summary of 2014 Achievements

●
We completed a transformational set of financial transactions in the first quarter whereby our balance sheet was substantially improved based on the elimination of all debt and the closing of a $15.4 million equity raise. As a result of this transaction, we successfully uplisted to the NASDAQ Capital Market®.

●
We formed biologistex CCM, LLC, a joint venture with SAVSU Technologies, to market, fulfill and support SAVSU’s EVO™ smart shipping containers.  biologistex, a cloud-hosted software as a service (SaaS) subscription business model, will enable customers to access a secure web-based application used to manage and monitor critical location and payload environmental data for shipments of temperature sensitive biologics, including manufactured cell products used in regenerative medicine clinical trials.

●
Revenue from our core business grew 25% over 2013, including a substantial increase in the number of clinical trials incorporating our products. In January 2014, we estimated that BioLife products were incorporated into the storage, shipping, freezing, and/or clinical administration processes and protocols of 100 regenerative medicine clinical trials.  For the calendar year 2014, we estimate that an additional 75 cell-based regenerative medicine clinical trials using BioLife products were confirmed, bringing the total to 175.

●
We brought new biopreservation products to the market to round out our platform of biopreservation tools by launching improved packaging options for our BloodStor® and CryoStor® cryopreservation freeze media products. The products include single-use syringes and bulk dispensing bags with sterile dockable tubing, both of which were created to improve our customers’ aseptic processing of clinical cells and tissues.

●
We announced, in July 2014, the execution of a long-term contract manufacturing services agreement with Somahlution LLC, a Jupiter, Florida-based biotechnology company. We will manufacture DuraGraft™, a tissue preservation solution for storage of harvested veins used in coronary artery bypass graft (CABG) and other vascular access surgeries. In the fourth quarter, we completed some process engineering and validation work for this customer and we recognized $0.2 million in revenue from this customer in the fourth quarter.

●
Our business was named to the Deloitte 2014 Technology Fast 500™, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America. This was the second consecutive year BioLife received this recognition.

●	We received the Frost & Sullivan 2014 Technology Innovation Leadership Award for Biopreservation Media, recognizing our position as a market leader.

●
We were issued a new US patent, number 8642255 B2, titled “Materials and methods for hypothermic collection of whole blood”, which includes claims related to hypothermic preservation and storage of whole blood and blood components using the Company’s HypoThermosol cell and tissue storage/shipping medium.

2015 Expectations

Management has the following expectations for 2015:

●
We expect to see continued growth in adoption and use of our proprietary biopreservation media products, resulting in the goal of an increase in our proprietary product revenue of 20% to 30% over 2014.

●
We expect gross margins to be in the range of 50% to 60% for the year and we anticipate that our use of cash and net loss will increase by as much as 30% based primarily on sales, marketing and G&A investments in biologistex.

The Company will host a conference call and live webcast at 4:30 p.m. EDT this afternoon. To access the webcast, log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:  2474256. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, projected financial results,  new products, and third party projections regarding the future market for regenerative medicine and cold chain packaging and instrumentation services. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; reliance upon SAVSU for completing the development and manufacturing of biologistex CCM’s products; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

# # # #

Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

Consolidated Statement of Operations

BioLife Solutions, Inc.
Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue
Product sales	$1,670,396	$2,288,880	$6,190,698	$8,340,234
Licensing revenue	––	––	––	609,167
Total revenue	1,670,396	2,288,880	6,190,698	8,949,401
Cost of product sales	672,089	1,368,777	3,155,288	5,186,514
Gross profit	998,307	920,103	3,035,410	3,762,887
Operating expenses
Research and development	357,707	126,412	871,100	487,816
Sales and marketing	519,467	215,851	1,329,746	841,451
General and administrative	1,125,396	862,591	3,970,254	2,718,977
Total operating expenses	2,002,570	1,204,854	6,171,100	4,048,244

Operating loss	(1,004,263)	(284,751)	(3,135,690)	(285,357)
Other income (expenses)	8,650	(199,817)	(165,105)	(798,803)
Net Loss	$(995,613)	$(484,568)	$(3,300,795)	$(1,084,160)
Net loss attributable to non-controlling interest	(83,045)	––	(83,045)	––
Net loss attributable to BioLife Solutions, Inc.	(912,568)	(484,568)	(3,217,750)	(1,084,160)

Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.08)	$(0.10)	$(0.31)	$(0.22)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,077,163	5,031,336	10,447,030	5,007,999

Selected Cash Flow Data	Year Ended December 31,
	2014	2013
Cash provided by (used in) operating activities	$(3,162,316)	$146,007
Cash used in investing activities *	(8,135,023)	(236,670)
Cash provided by financing activities	13,679,824	50,458
Net increase (decrease) in cash and equivalents	2,382,485	(40,205)

*The 2014 period includes $7,549,743 related to net purchases, sales and maturities of short-term investments

Selected Balance Sheet Data	December 31,	December 31,
	2014	2013
Cash, cash equivalents and investments	$9,938,394	$156,273
Accounts receivable	901,623	1,009,316
Inventories	965,224	420,924
Total current assets	12,165,762	1,878,258
Total assets	16,072,918	3,353,342
Total current liabilities	1,261,776	1,628,140
Promissory notes payable, related parties	––	10,603,127
Accrued interest, related parties	––	3,501,610
Total liabilities	2,136,601	16,624,863
Total shareholders' equity (deficiency)	13,936,317	(13,271,521)